Exhibit 5.1
Bradley M. Libuit
+1 415 693 2021
blibuit@cooley.com

August 7, 2018

Cornerstone OnDemand, Inc.
1601 Cloverfield Blvd.
Suite 620 South
Santa Monica, CA 90404
Ladies and Gentlemen:
We have acted as counsel to Cornerstone OnDemand, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale of (i) an aggregate of $294,000,000 of the Company’s 5.75% Convertible Senior Notes due 2021 (the “Notes”) issued pursuant to the terms of the Indenture, dated December 8, 2017, by and between the Company and U.S. Bank National Association, as Trustee (the “Trustee”) (the “Indenture”), and (ii) the shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company issuable upon conversion of the Notes (the “Conversion Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus included therein (the “Prospectus”), the Indenture, the form of Note included in the Indenture, the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Our opinion herein is expressed solely with respect to the Delaware General Corporation Law and, as to the Notes constituting valid and legally binding obligations of the Company, with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents (except the due authorization, execution and delivery by the Company of the Indenture and the Notes). We express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company and/or adjustments to outstanding securities of the Company would cause the Notes to be convertible into more shares of the Common Stock than the number that then remain authorized but unissued. Further, we have assumed the Conversion Price (as defined in the Notes) will not be adjusted to an amount below the par value per share of the Common Stock.

With regard to our opinion below concerning the valid and legally binding nature of the Company’s obligations under the Notes:
(i)    Our opinion is subject to, and may be limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)    Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by public policy considerations, and (b) the availability of specific

Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111-5800
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August 7, 2018

performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)    We express no opinion as to any provision of the Notes or the Indenture that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Notes or the Indenture; (b) contains a waiver of an inconvenient forum; (c) relates to a right of setoff; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; (i) authorizes or validates conclusive or discretionary determinations; (j) provides that provisions of the Notes or Indenture are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; (k) provides that a party’s waiver of any breach of any provision of the Notes or the Indenture is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of the Notes or the Indenture; (l) provides any party the right to accelerate obligations or exercise remedies without notice; (m) purports to permit the Trustee or any holder of the Notes to act as any party’s agent and attorney-in-fact; (n) specifies that the liability of any indemnitor shall not be affected by actions or failures to act on the part of the beneficiaries of the indemnity or by amendments or waivers of provisions of documents creating and governing the indemnified obligations if such actions, failures to act, amendments or waivers change the essential nature of the terms and conditions of the indemnified obligations so that, in effect, a new contract has arisen between the recipient of the indemnity and the primary obligor on whose behalf the indemnity was issued; or (o) provides for a right or remedy which may be held to be arbitrary or unconscionable, a penalty or otherwise in violation of public policy.

(iv)    We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Notes and the Indenture.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Notes are valid and legally binding obligations of the Company, and (ii) the Conversion Shares, when issued upon conversion of the Notes and in accordance with the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Validity of Securities” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
Cooley LLP

By:	/s/ Bradley M. Libuit
Bradley M. Libuit

Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111-5800
t: (415) 693-2000 f: (415) 693-2222 cooley.com